UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2016

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 16, 2016, Blackbaud, Inc. (“Blackbaud” or the “Company”) entered into a binding lease agreement (the “Lease Agreement”) with HPBB1, LLC, a Georgia limited liability company (the “Landlord”), for a new headquarters facility (the “New Headquarters Facility”) to be built on approximately 13 acres (the “Land”) on Daniel Island, Charleston, South Carolina within approximately one mile of its current headquarters campus and expected to be used exclusively by Blackbaud. The Landlord is responsible for the design, development and construction of the New Headquarters Facility in accordance with mutually agreed site plan and specifications.
Construction of the New Headquarters Facility will proceed in two phases. Subject to completion of due diligence and receipt of all necessary approvals, Phase One will include a building with approximately 172,000 rentable square feet, which is expected to be completed in the first quarter of 2018. The Lease Agreement also grants Blackbaud an option to request that the Landlord construct and lease to Blackbaud a second office building and related improvements. Each of Phase One and Phase Two will include associated parking lots, access drives and other improvements to be constructed by the Landlord. Total rent payments are estimated to be approximately $102 million over the life of the Lease Agreement, plus additional amounts for Phase Two, if applicable, to be determined based on the terms of the Lease Agreement and the construction costs of Phase Two. All such rent payments and other related costs are expected to be paid with cash generated from the operations of the Company.
The Lease Agreement is for a period of twenty years beginning on the date of substantial completion of construction by the Landlord, which is estimated to be in January 2018, and ending in January 2038 unless the Lease Agreement is extended or earlier terminated in accordance with its terms. The Lease Agreement also provides for four renewal periods of five years each at a base rent equal to the then prevailing market rate for comparable buildings. Rent payments and certain operating expenses will be made by Blackbaud in equal monthly amounts based on the development and construction costs of the project, subject to adjustment as set forth in the Lease Agreement. The Lease Agreement also contains additional terms and conditions customary for a commercial real estate development of this nature, including satisfactory completion of due diligence on the site and approval of the building plans.
In addition, in accordance with the terms of the Lease Agreement, upon satisfactory completion of due diligence, Blackbaud will transfer to the Landlord, without additional consideration, Blackbaud’s contract to purchase the Land.
The foregoing description of the terms of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Forward-looking statements. This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current view with respect to future events and financial performance and are subject to risks and uncertainties that could cause actual results to differ materially from historical or anticipated results. Except as required by law, the Company does not intend to, and undertakes no obligation to, revise or update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to the Company’s dividend policy and share repurchase program, including potential limitations on Blackbaud’s ability to grow and the possibility that Blackbaud might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organization; technological changes that make Blackbaud’s products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Blackbaud, Inc. dated May 18, 2016 announcing new headquarters facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	May 19, 2016	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)